Exhibit 10.2
[•], 2010
Private & Confidential
[Name]
[Address]
[Address]
     Re: LTPU Salary
Dear [Name]:
     American International Group, Inc. (“AIG”) is awarding you periodic grants of LTPUs (the “Award”) pursuant to the AIG Long-Term Performance Units Plan (the “Plan”). The Award and this Award Letter (the “Award Letter”) are subject to the terms of the Plan. Capitalized terms not defined in this Award Agreement have the meanings ascribed to them in the Plan.
     1. Annual LTPU Salary Award. AIG hereby grants you an Annual LTPU Salary pursuant to Section 6 of the Plan divided into one or more tranches as specified on Schedule A to this Award Letter. Schedule A also sets forth the rate of Annual LTPU Salary for each tranche, the Salary Start Date from which the Annual LTPU Salary is effective and the Payment Dates on which LTPUs will be settled. Your Annual LTPU Salary may be changed from time to time by the Committee, including to increase, decrease or terminate the Annual LTPU Salary.
     2. Nonassignability; No Hedging. The LTPUs will not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. Any assignment, transfer, pledge, or other disposition in violation of the provisions of this Paragraph will be null and void and any LTPUs which are hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and this Award Letter will be binding upon any permitted successors and assigns.
     3. Death or Disability. If you die or become subject to Disability, in each case while actively employed by AIG or any subsidiary of AIG, then, notwithstanding the Payment Dates specified on Schedule A, the outstanding LTPUs granted under this Award Letter will be settled promptly after the date of such event, but no later than 90 days after such event. For this purpose, “Disability” means a period of medically determined physical or mental impairment that is expected to result in death or last for a period of not less than 12 months during which you qualify for income replacement benefits under AIG’s long-term disability plan for at least three months, or, if you do not participate in such a plan, a period of disability during which you are unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     4. Market Activity Restrictions. You may not trade in Hybrid Securities or engage in any derivative or similar transaction with respect to Hybrid Securities at any time during which you hold any outstanding LTPUs. Any activity by you in violation of this Paragraph will result in immediate forfeiture of your outstanding LTPUs.
     5. No Stock Ownership. As a holder of LTPUs, you will have only the rights of a general unsecured creditor and no rights as a shareholder of AIG.
     6. Right to Discharge. Nothing contained in the Plan or in this Award Letter will confer on you any right to be continued in the employ of AIG or any of its subsidiaries or to be included in any future plans of a similar nature.
     7. Tax Withholding. As a condition to any payment under the Plan or this Award Letter or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation (i) AIG or its affiliates may deduct or withhold (or cause to be deducted or withheld) from any payment to you whether or not pursuant to the Plan, or (ii) the Committee will be entitled to require that you remit cash to AIG or its affiliates (through payroll deduction or otherwise), in each case, in an amount sufficient as determined by AIG to satisfy such withholding obligation. You shall be solely liable for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that you incur in connection with the receipt of any LTPUs, and AIG shall have no liability in respect thereof.
     8. Entire Agreement. The Plan is incorporated herein by reference. This Award Letter and the Plan constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof.
     9. Notices. Any notice required to be given or delivered to AIG under the terms of this Award Letter shall be in writing and addressed to the Corporate Secretary of AIG at its principal corporate offices. Any notice required to be given or delivered to you shall be in writing and addressed to you at the address indicated below or to such other address as you may designate in writing from time to time to AIG. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) business days after deposit in the United States mail by certified or registered mail (return receipt requested) or one (1) business day after deposit with any return receipt express courier (prepaid).
     10. No Increase in Severance. Neither your Annual LTPU Salary nor other amounts you receive pursuant to this Award Letter or the Plan will increase the amounts payable to you pursuant to AIG’s severance plans and arrangements.
     11. Governing Law. This Award Letter will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

     Please confirm that these arrangements are acceptable to you by signing a copy of this letter in the space provided on Schedule A and return it to [•].
     IN WITNESS WHEREOF, AMERICAN INTERNATIONAL GROUP, INC. has caused this Award Agreement to be duly executed and delivered as of ___, 20_.

AMERICAN INTERNATIONAL GROUP, INC.
By:

By:

Schedule A

Recipient:

Company ID#

Annual LTPU Salary Rate:	$• per year

Salary Start Date:

Payment Dates:

Tranche	Annual Rate	Payment Date
1	One-third of total	First Anniversary of Grant Date
2	One-third of total	Second Anniversary of Grant Date
3	One-third of total	Third Anniversary of Grant Date

Receipt
Acknowledged:

Name:

Address:

Street

	City	State	Zip Code